Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sonic Solutions

Novato, California

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S- 4 No. 333-168076) and related Joint Proxy Statement / Prospectus of Sonic Solutions for the registration of shares of its common stock and to the incorporation by reference therein of our report dated June 4, 2010, with respect to the consolidated financial statements and schedule of Sonic Solutions, and the effectiveness of internal control over financial reporting of Sonic Solutions, included in its Annual Report (Form 10-K) for the year ended March 31, 2010, filed with the Securities and Exchange Commission.

/s/ Armanino McKenna LLP

Armanino McKenna LLP

San Ramon, California

August 25, 2010